Filed Pursuant to Rule 433

Registration Statement No. 333-224290

Relating to the Preliminary Prospectus Supplement dated July 19, 2018

(to Prospectus dated April 13, 2018)

IHS Markit Ltd.

Pricing Term Sheet

$500,000,000 4.125% Senior Notes due 2023 (“2023 Notes”)

$750,000,000 4.750% Senior Notes due 2028 (“2028 Notes”)

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated July 19, 2018 (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	IHS Markit Ltd.

Expected Ratings (Moody’s/S&P/Fitch)*:	Ba1/BBB-/BBB

Security Description:	Senior Notes

Principal Amount:	2023 Notes: $500,000,000 2028 Notes: $750,000,000

Gross Proceeds:	$1,245,745,000

Maturity:	2023 Notes: August 1, 2023 2028 Notes: August 1, 2028

Coupon:	2023 Notes: 4.125% 2028 Notes: 4.750%

Price to Public:	2023 Notes: 99.707% of principal amount 2028 Notes: 99.628% of principal amount

Yield to Maturity:	2023 Notes: 4.190% 2028 Notes: 4.797%

Benchmark Treasury:	2023 Notes: 2.625% due June 30, 2023 2028 Notes: 2.875% due May 15, 2028

Spread to Benchmark Treasury:	2023 Notes: +145 bps 2028 Notes: +195 bps

Underwriting Discounts:	2023 Notes: 0.600% 2028 Notes: 0.650%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2019

Optional Redemption:	2023 Notes: Par call on or after July 1, 2023 2028 Notes: Par call on or after May 1, 2028

2023 Notes: Make-Whole call at T+25 bps prior to July 1, 2023 2028 Notes: Make-Whole call at T+30 bps prior to May 1, 2028

Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest for both the 2023 Notes and the 2028 Notes

Trade Date:	July 19, 2018

Settlement:	July 23, 2018 (T+2)

CUSIP / ISIN:	2023 Notes: 44962LAG2 / US44962LAG23 2028 Notes: 44962LAF4 / US44962LAF40

Denominations / Multiple:	$2,000 x $1,000

Joint Book-Running Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

RBC Capital Markets, LLC

Wells Fargo Securities LLC

Barclays Capital Inc.

BBVA Securities Inc.

Citigroup Global Markets Inc.

NatWest Markets Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Citizens Capital Markets, Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Use of Proceeds:	The Issuer intends to use the net proceeds from this offering for general corporate purposes, which may include financing a portion of the cash consideration payable for the Ipreo Acquisition and paying down amounts outstanding under the Issuer’s Credit Agreements and New Revolver.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated by phone at 1-800-294-1322, HSBC Securities (USA) Inc. by phone at 1-866-811-8049, or J.P. Morgan Securities LLC by phone at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.